Exhibit 8.3

December 4, 2017

NorthStar Real Estate Income II, Inc.

590 Madison Avenue, 34th Floor

New York, New York 10022

Ladies and Gentlemen:

We are acting as tax counsel to NorthStar Real Estate Income II, Inc., a Maryland corporation (“NorthStar II”), in connection with the Nova II Merger (as defined herein) and other transactions contemplated by the Amended and Restated Master Combination Agreement, dated as of November 20, 2017 (the “Agreement”), among, Colony Capital Operating Company, LLC, a Delaware limited liability company, NRF RED REIT Corp., a Maryland corporation, NorthStar Real Estate Income Trust, Inc., a Maryland corporation (“NorthStar I”), NorthStar Real Estate Income Trust Operating Partnership, LP, a Delaware limited partnership, NorthStar II, NorthStar Real Estate Income Operating Partnership II, LP, a Delaware limited partnership, Colony NorthStar Credit Real Estate, Inc. (“NewCo”), a Maryland corporation, and Credit RE Operating Company, LLC, a Delaware limited liability company, which, among other things, provides for the merger of NorthStar II with and into NewCo with NewCo surviving the merger (the “Nova II Merger”). This opinion letter is being delivered to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-221685) containing the joint prospectus/proxy statement of NorthStar I, NorthStar II and NewCo filed with the Securities and Exchange Commission on December 4, 2017, as amended and supplemented through the date hereof (the “Registration Statement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In preparing this opinion letter, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement; (3) officers’ certificates delivered by each of NorthStar II and NewCo, both dated as of the date hereof (the “Tax Certificates”); and (4) such other instruments and documents related to the formation, organization, and operation of NorthStar II and NewCo or to the consummation of the Nova II Merger and the transactions contemplated thereby as we have deemed necessary or appropriate (the documents described in clauses (1) through (4), collectively, the “Reviewed Documents”).

In rendering this opinion, we have assumed or obtained representations (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof), including that:

1.    (A) All information contained in each of the Reviewed Documents is, and will be at the Nova II Merger Effective Time, accurate and completely describes all material facts relevant to our opinion, (B) all copies of Reviewed Documents are accurate, (C) all signatures on Reviewed Documents are genuine, and (D) all documents have been or will be, as the case may be, timely and properly executed.

2.    There will have been, by the Nova II Merger Effective Time, or at such other time as contemplated in the Agreement, due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof.

3. To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by NorthStar II and by NewCo, their respective managers, employees, officers, directors, and stockholders in connection with the Nova II Merger, including, but not limited to, those in the Reviewed Documents (including the Tax Certificates), have been and will continue to be true, complete, and accurate in all respects; any representation or statement made in the Tax Certificates “to the knowledge” or “to the actual knowledge” of any person(s) or party(ies) — or similarly qualified — is true, correct, and complete, as if made without such qualification.

4.    The Agreement is valid and binding in accordance with its terms. The Nova II Merger will be consummated in accordance with the Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties, without amendment, waiver, or breach thereof) and as described in the Registration Statement. The Nova II Merger will qualify as a merger under the applicable laws of Maryland.

5.    Commencing with its taxable year ended December 31, 2013, NorthStar II has been organized, and has operated, in conformity with the requirements for qualification and taxation as a REIT under the Code, and NorthStar II’s present and proposed method of operation will permit it to continue to so qualify.

6.    NewCo has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year that includes the Nova II Merger Effective Time and subsequent taxable years.

7.    Each of NorthStar II and NewCo will comply with all reporting obligations with respect to the Nova II Merger required under the Code and the Treasury Regulations thereunder.

If any of our assumptions described above are untrue for any reason or if the Nova II Merger or any other transaction contemplated by the Agreement is consummated in a manner that is different from the manner in which it is described in any of the Reviewed Documents, or if there are documents or understandings between the parties that would alter or are inconsistent with the statements made therein, our opinions expressed below may be adversely affected and may not be relied upon.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Mergers and the Special Distributions,” we are of the opinion that (i) the Nova II Merger, when effective, will qualify as a reorganization described in Section 368(a) of the Code, and (ii) although the discussion in the Registration Statement under the heading “U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Mergers and the Special Distributions” does not purport to discuss all possible U.S. federal income tax consequences of the Nova II Merger, the descriptions of the law and legal conclusions contained in such discussion is correct in all material respects insofar as it relates to the Nova II Merger.

The opinion set forth in this letter is based on current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Neither NorthStar II nor NewCo has requested or will request a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, including on a retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

This letter addresses only the specific tax opinion set forth above. Our opinion does not address any other U.S. federal, state, local, or non-U.S. tax consequences that will or may result from the Nova II Merger or any other transaction (including any transaction undertaken in connection with the Nova II Merger or contemplated by the Agreement).

No opinion is expressed as to any transaction other than those set forth in the Agreement and the Registration Statement, or to any transaction whatsoever, including the Nova II Merger, unless all the transactions described in the Agreement and the Registration Statement (or otherwise contemplated in connection with the Nova II Merger) have been consummated in accordance with the terms of the Agreement (and also without amendment, waiver, or breach of any provision thereof) and the description thereof set forth in the Registration Statement, and also unless all of the representations, warranties, statements, and assumptions upon which we have relied are true, complete, and accurate at all times. In the event that the actual facts relating to any aspect of the relevant transactions (including the Nova II Merger) differ from the terms of the Agreement (without amendment, waiver, or breach of any material provision thereof) or the descriptions set forth in the Registration Statement, or if any one of the representations, warranties, statements, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter has been prepared for you solely in connection with the filing of the Registration Statement relating to the Nova II Merger and may not be relied upon by any other person without our prior written consent. This opinion letter is being delivered prior to the consummation of the Nova II Merger and any other transaction contemplated by the Agreement and therefore is prospective and dependent on future events. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinions may become inapplicable. This opinion letter is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinions to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. As required by the Agreement, it is a condition to the closing of the Nova II Merger that another opinion of counsel be delivered at such time regarding the matters described in clause (i) of our opinion above.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Greenberg Traurig, LLP under the captions “The Combination and Related Transactions—Background of the Combination,” “U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Mergers and the Special Distributions,” “The Combination Agreement,” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP